EXECUTIVE EMPLOYMENT AGREEMENT	Page 1 of 20

This Executive Employment Agreement (the “Agreement”) is made and entered into effective as of the 31st day of July, 2014 (the “Effective Date”) by and between INC Research, LLC (the “Company”), and Michael Gibertini, an executive employee of the Company (“Executive”).
Whereas, Executive acknowledges that, as a result of his/her employment in a senior position with the Company, he/she has had and will have access to strategic business information of the Company and other Confidential Information as that term is defined in this Agreement; and
Whereas, Executive acknowledges that the Company is engaged in a business that is highly competitive worldwide and that competition by Executive in that business, or solicitation of business relations in competition with the Company, both during his/her employment and after his/her employment ends, would necessarily involve Executive’s use of the Company’s Confidential Information and trade secrets to which Executive has been and will be given access as an employee of the Company and would otherwise constitute unfair competition and would severely injure the Company; and
Whereas, Executive acknowledges and agrees that, by virtue of Executive’s senior position and responsibilities with the Company, Executive has had and will have access to the Company’s current, former and prospective customers, clients, suppliers and/or business relations, including, Confidential Information relating to such customers, clients, suppliers and/or business relations, and has generated and will generate goodwill belonging to the Company with such customers, clients, suppliers, and/or business relations which would cause great and irreparable harm to the Company if used on behalf of any other person or entity;
Whereas, Executive acknowledges and agrees that, by virtue of Executive’s senior position and responsibilities with the Company, Executive has had and will have access to Confidential Information regarding Company personnel and that Executive has developed and will develop relationships with co-workers, and also that Executive is in a position to exert undue influence over his/her co-workers, solely as a result of Executive’s employment with the Company; and
Whereas, the Company wishes to protect its investment in its business, employees, customer relationships, and Confidential Information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality and other matters, each of which is an inducement to the Company to employ Executive;
Now therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive contract and agree as follows:

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1. Employment; Nature of Employment.
The Company hereby employs Executive as its President, Clinical Development and General Manager pursuant to the terms and conditions of this Agreement, and Executive accepts such employment. Executive shall report to the Company’s Chief Executive Officer and shall have such responsibilities and authority as are consistent with the responsibilities of a President, Clinical Development and General Manager of a similarly-situated company, as well as such other duties as the Chief Executive Officer may reasonably assign from time to time. Additionally, Executive agrees to perform additional duties consistent with those of an executive at his/her level as the Company may establish from time to time. Executive understands and agrees that the Company anticipates conducting and/or engaging a third party entity to conduct educational and professional credentials screening or checks related to Executive from time to time, and Executive agrees to cooperate with the Company and/or the third party entity, as applicable, in relation to such screening or checks and to execute all necessary releases, authorizations and other documentation reasonably necessary to conduct such screening or checks.
2.    Devotion of Services.
Executive agrees to devote his/her best efforts to the services of the Company in such capacity as the Company from time to time shall direct consistent with the responsibilities of a President, Clinical Development and General Manager, and to comply with the Company’s policies, practices and Code of Business Conduct and Ethics at all times. During his/her employment with the Company, Executive shall devote his/her full business time and attention to serving as President, Clinical Development and General Manager, provided that Executive may devote reasonable time to outside charitable, professional and educational activities so long as such activities do not materially interfere or conflict with the performance of Executive’s duties under this Agreement.
3.    Compensation.
During Executive’s employment under this Agreement, Executive shall be entitled, or eligible, to receive:
(a) Base Salary. Executive’s annual salary for all services rendered (the “Base Salary”) shall be as established by the Company’s Board of Directors or by its compensation committee (the “Board”), payable in accordance with the Company’s regular payroll procedures. Executive’s Base Salary shall be reviewed from time to time by the Board.
(b) Management Incentive Plan. Executive shall be eligible to participate in the Company’s Management Incentive Plan (“MIP”). Executive’s participation in the MIP and his/her eligibility to receive any “Target Bonus” thereunder is subject to the satisfaction of applicable terms and conditions as established in the MIP as it may be modified by the Board from time to time. Any Target Bonus payable under the MIP shall be paid no later than April

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15th of the calendar year during which such Target Bonus vests and at the same time as any similar bonuses are paid to other executives of the Company. Except as otherwise expressly provided by this Agreement, payment is conditioned upon Executive being employed by the Company on the date of such payment.
(c) Health Insurance/Benefits. Executive may participate in all group medical dental and disability insurance, 40l (k), retirement or pension plan and other employee benefit plans and programs established by the Company for which Executive is eligible, provided that Executive’s participation in such benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, as they may exist from time to time.
(d) Paid Time Off. In accordance with and subject to the Company’s PTO policies and procedures, Executive shall be entitled to six (6) weeks paid time off (“PTO”) per year. PTO may increase based on years of service in accordance with the Company’s PTO policies and procedures.
(e) Stock Options. Executive shall be eligible to participate in the Company’s 2010 Equity Incentive Plan as it may be amended from time to time (the “Equity Incentive Plan”), subject to Board’s approval of any option grants. Executive’s participation in the Equity Incentive Plan shall be governed by the terms of such plan and any stock option agreements entered into by Executive and the Company.
(f) The Company shall reimburse Executive for reasonable travel and other business-related expenses incurred by Executive in connection with the fulfillment of his/her duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to the applicable expense reimbursement policies and procedures of the Company.
(g) Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth above. Any amendments, modifications, revisions and revocations of these plans, programs or benefits shall apply to Executive. Any conflict between the plans, programs or benefits described under this Agreement and the plan documents governing such plans, programs or benefits shall be controlled by the specific plan documents.
(h) Executive agrees that any incentive compensation he/she receives from the Company, including, but not limited to that provided under the MIP and Equity Incentive Plan, will be subject to being returned to the Company in the event required by law or an applicable Company policy related to restatements of Company financial statements or Executive’s misconduct.
4. Term of Employment.
The term of employment under this Agreement shall commence as of the Effective Date and continue until terminated as set forth herein. Subject to the provisions of Section 5 below,

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nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ Executive for any particular period of time, and the Agreement shall not affect in any way the right of the Company to terminate the employment of Executive at any time and for any reason. By Executive’s execution of this Agreement, Executive acknowledges and agrees that Executive’s employment is “at will.” As used in this Agreement, the term “Termination Date” means the effective date of the termination of Executive’s employment by either party as specified in the notice of termination described in Section 5 below, or the date of Executive’s death if earlier.
5. Termination of Employment.
(a)     Either party may terminate the employment relationship for any reason at any time upon giving the other party forty-five (45) days prior written notice. The Company may, in its discretion, relieve Executive of some or all of his/her duties during all or a part of such notice period.
(b)     Executive’s employment shall terminate automatically upon Executive’s death.
(c)     The Company shall have the right to terminate Executive’s employment upon written notice in the event of Executive’s Disability (as defined herein). “Disability,” as used in this Agreement, means a physical or mental condition that renders Executive unable to perform the essential functions of Executive’s job, with or without reasonable accommodation, for a continuous period of more than ninety (90) days or for ninety (90) days in any period of one hundred eighty (180) consecutive days. Disability shall be determined by a physician satisfactory to the Company and in accordance with the respective rights and obligations under the Americans with Disabilities Act, as amended (the “ADA”), and any other applicable law. For purposes of making a determination as to whether a Disability exists, at the Company’s request and at the Company’s expense, Executive agrees to make himself/herself available and to cooperate with a reasonable examination by such physician and to authorize the disclosure and release to the Company of all medical records related to such determination to the extent permissible under the ADA and any other applicable laws. Nothing herein shall give the Company the right to terminate Executive prior to discharging its obligations to Executive, if any, under the Family and Medical Leave Act, the ADA or any other applicable law
(d)      The Company shall have the right to terminate Executive’s employment immediately by written notice for Cause (as defined herein). As used in this Agreement, “Cause” shall mean: (i) Executive’s breach of any fiduciary duty or legal or contractual obligation to the Company or to the Board; (ii) Executive’s failure to follow the reasonable instructions of the Board or Executive’s direct supervisor, provided, however, that such instruction is consistent with Executive’s duties and responsibilities, which breach, if curable, is not cured within ten (10) business days after notice to Executive or, if cured, recurs within one hundred and eighty (180) calendar days; (iii) the Executive’s gross negligence, willful

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misconduct, fraud, insubordination or acts of dishonesty relating to the Company; or (iv) the Executive’s commission of any misdemeanor solely relating to the Company or of any felony.
(e)     Executive may resign from Executive’s employment by written notice for Good Reason as defined herein. “Good Reason” shall mean the occurrence, without Executive’s express written consent, of any of the following events: (i) a material reduction in Executive’s Base Salary or Target Bonus percentage under the MIP; (ii) a material adverse change to Executive’s title or a material reduction in Executive’s authority, job duties or responsibilities; (iii) a requirement that Executive relocate to a principal place of employment more than fifty (50) miles from the Company’s offices at 3201 Beechleaf Court, in Raleigh, North Carolina; or (iv) a material breach of this Agreement by the Company; provided, that, any event described in clauses (i), (ii), (iii) and (iv) above shall constitute Good Reason only if the Executive provides the Company with written notice of the basis for the Executive’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company giving rise to such Good Reason and the Company has not cured the identified actions or inactions within thirty (30) days of such notice.
(f)     Executive shall, without the requirement of any further action, automatically cease to be an officer and/or director of the Company and any of its affiliates as of the Termination Date.
6. Compensation and Benefits upon Termination.
(a)     The Company’s obligation to compensate Executive ceases on the Termination Date except as to: (i) any unpaid Base Salary earned by Executive as of that time; (ii) any unpaid amount actually earned and due to Executive pursuant to the MIP; (iii) any business expenses for which Executive is entitled to reimbursement under this Agreement; and (iv) any compensation and/or benefits to which Executive may be entitled to receive pursuant to this Section 6.
(b)     If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then the Company shall pay Executive the payments referenced above in Subsections 6(a)(i), (ii), and (iii) (collectively, the “Accrued Payments”). In addition, subject to Executive’s compliance with Sections 8, 9, 10, 11, 13 and 15 of this Agreement and subject to the requirements of Section 6(e) below: (i) the Company will pay Executive an amount equal to his/her Base Salary as of the Termination Date for a period of twelve (12) months following the Termination Date, payable through the Company’s regular payroll procedures (the “Severance Pay”) commencing on the sixtieth (60th) day following the Termination Date (with the first payment including a catch-up payment for any Base Salary that would have otherwise been paid as Severance Pay during such sixty (60) day period); and (ii) if Executive timely elects continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall, on the sixtieth (60th) day following the Termination Date, reimburse Executive for the entire amount of any premiums paid by Executive prior to such date necessary to continue such COBRA coverage for Executive and Executive’s covered spouse and eligible dependents and thereafter the Company shall pay the entire premium

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necessary to continue such coverage, in each case, until the earlier of (A) the expiration of the eighteen (18) month period following the Termination Date, or (B) the date on which Executive becomes eligible for group health insurance coverage under another employer’s plan, notice of which Executive shall promptly provide the Company.
(c)     If the Company terminates Executive’s employment for Cause or if the Executive terminates his/her employment without Good Reason, or if Executive’s employment ends due to his/her death, then the Company’s sole obligation shall be to pay Executive (or his/her estate) only the Accrued Payments.
(d)     If the Company terminates Executive’s employment due to Disability or upon Executive’s death, the Company shall pay Executive or his/her estate, in addition to any short term or long term disability benefits that he/she may have received and/or be entitled to receive, the Accrued Payments. In addition, Executive shall be eligible to receive payment of the Target Bonus as set forth in Section 3(b) above, subject to the terms of the MIP and to the extent actually earned for the fiscal year in which such termination takes place, prorated based on the number of days in such fiscal year that Executive was employed prior to the Termination Date, to be paid in accordance with the timing set forth in Section 3(b) (or if later, the sixtieth (60th) day following the Termination Date).
(e)     Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to make any payments or to provide any benefits under Sections 6(b) or Section 6(d) above is subject to and conditioned upon Executive’s execution of an enforceable release and waiver of claims agreement in a form satisfactory to the Company (the “Release Agreement”) and his/her compliance with the covenants in Sections 8, 9, 10, 11, 13 and 15 of this Agreement. If Executive chooses not to timely execute such Release Agreement, revokes the Release Agreement, or fails to comply with the covenants in Sections 8, 9, 10, 11, 13 and 15 of this Agreement, then the Company’s obligation to compensate him/her ceases on the effective Termination Date except as to the Accrued Payments. The Release Agreement shall be provided to Executive within seven (7) days of the Termination Date and Executive must execute it within the twenty-one (21) or forty-five (45) day time period specified in the Release Agreement. The Release Agreement and any payments due following its execution by Executive shall not be effective until any applicable revocation period has expired.
(f)     Executive is not entitled to receive any compensation or benefits upon his/her termination except as: (i) set forth in this Agreement, (ii) otherwise required by applicable law, or (iii) otherwise specifically required by any employee benefit plan of the Company in which he/she participates. Moreover, the terms and conditions provided to Executive under this Agreement are in lieu of any severance benefits to which he/she otherwise might be entitled pursuant to any severance plan, policy and practice of the Company and or any of its affiliates. Nothing in this Agreement however, is intended to waive or supplant any accrued death, disability, accidental death and dismemberment, retirement 401 (k) or pension benefits of the Company to which he/she may be entitled under employee benefit plans of the Company in which he/she participates.

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(g)     If, within the twelve (12) month period following a Change in Control, as defined below, Executive is terminated without Cause or he/she resigns for Good Reason, but in either case subject to the provisions of Section 6(e) above, Executive shall, in addition to the payments and benefits set forth in Section 6(b), be entitled to a lump sum payment, payable on the sixtieth (60th) day following the Termination Date, equal to the greater of: (A) fifty percent (50%) of Executive’s then Base Salary, or (B) his/her Target Bonus under the MIP. A “Change in Control,” as defined herein solely for purposes of this Agreement, shall mean: (i) any merger, consolidation, or reorganization involving the Company, in which, immediately after giving effect to such merger, consolidation or reorganization, less than fifty percent (50%) of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1943, as amended (the “Exchange Act”)) in the aggregate by the stockholders of the Company immediately prior to such merger consolidation or reorganization; (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity (other than to one or more wholly-owned subsidiaries of the Company) in a transaction or a series of related transactions; (iii) the dissolution or liquidation of the Company; (iv) when any person or entity not currently a stockholder, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than fifty percent (50%) of the outstanding shares of the Company’s voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Company’s Board.
7. Section 409A and Section 280G of the Internal Revenue Code.
(a) The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 6 that constitute “deferred compensation” within the meaning of Code Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”). The parties intend that each installment of the Severance Pay payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of the Severance Pay set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation Sections 1.409A-1(b) (4), 1.409A-1(b)(5) and 1.409A- 1(b)(9). If any payment, compensation or other benefit provided to Executive under this Agreement in connection with Executive’s “separation from service” (within the meaning of Code Section 409A), is determined, in whole or in part, to constitute “nonqualified deferred

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compensation” (within the meaning of Code Section 409A) and Executive is a specified employee (as defined in Code Section 409A(a)(2)(B)(i)) at the time of separation from service, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of separation or, if earlier, ten (10) business days following Executive’s death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Executive during the period between the date of separation of service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of or following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred; and (iv) any payments made in installments shall be deemed separate payments.
(c) Provided that the Company is privately held and Section 280G(b)(5)(A)(ii) of the Code is available, if any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) (the “Payments”) to Executive or for Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be a “parachute payment” then, to the extent Executive elects to waive the right to receive such Payments unless shareholder approval is obtained in accordance with Section 280G(b)(5)(B) of the Code, the Company shall use commercially reasonable efforts to prepare and deliver to its stockholders, described in Reg. Section 1-280G-1, Q/A-7, disclosure intended to satisfy Section 280G(b)(5)(B) of the Code and the regulations thereunder, with respect to the Payments and to solicit the approval of the Company’s stockholders in a manner intended to satisfy 280G(b)(5)(B) of the Code and the regulations thereunder.
(d) Subject to Section 7(a), in the event that (i) Executive is entitled to receive any Payments, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “excess parachute payments” within the meaning of Section 280G of the Code, such Payment shall be reduced to the extent necessary to avoid such excise tax, but only if such reduction will result in the net amount Executive retains with respect to the Payment that is actually paid, after deduction of any Federal, state and local income tax on the Payment,

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being greater than the net amount that Executive would retain with payment of the full Payment without reduction, after deduction of any excise tax on the Payment and any Federal, state and local income tax and excise tax on the unreduced Payment.
To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are not subject to Section 409A of the Code and are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, that are not subject to Section 409A of the Code, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iii) all other non-cash benefits and are not otherwise described in clause (ii) of this Section 7(d); and (iv) any Payments subject to Section 409A of the Code to be reduced last with amounts that are payable last reduced first.
(e) The determinations to be made with respect to this Section 7 shall be made by a certified public accounting firm (the “Accountant”) designated by the Company and reasonably acceptable to Executive, which determination shall be final and binding on the parties. The Company shall be responsible for all charges of the Accountant.
8.    Confidentiality.
(a)    Executive agrees that he/she shall not at any time, without the prior written consent of the Company, disclose or use (except in the course of his/her employment with the Company and solely in furtherance of the interests of the Company and its subsidiaries or affiliates) any confidential or proprietary information belonging to the Company, including, but not limited to, all trade secrets, patent applications, scientific data, formulation information, inventions, processes, formulas, systems, computer programs, plans, programs, studies, techniques, critical business information such as drug products in development, business strategies and models, product launch plans, CRO relationships, regulatory submissions, technology used by or the therapeutic focus of the Company, clinical information, methodologies, standard operating procedures, operational documents (such as batch records), technology used by the Company, marketing and certain financial information calculations, budgets, bids, internal policies and procedures, organization, business plans, analysis, forecasts, billing practices, pricing information and strategies, promotional material, service offering strategies, marketing plans and ideas, the identities or other information about customers, sponsor, customer or client lists, suppliers and business partners (current and prospective), the terms of current and pending deals, sales data, and sales projections, research, research proposals, study protocols, coding devices, unpublished results and reports, meeting minutes and notes, monthly and other periodic reports, contact and other information regarding suppliers, vendors and consultants, and regulatory and legal correspondence, whether or not patentable or copyrightable and whether in tangible or other form, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled or identified as confidential and proprietary (all

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of such information being hereinafter collectively referred to as “Confidential Information”). Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (i) is already known to Executive prior to its disclosure to Executive by the Company; (ii) is or becomes generally available to the public through no wrongful act of any person; (iii) is at the time of disclosure part of the public knowledge or literature through no wrongful action by Executive; or (iv) is received by Executive from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure. Executive acknowledges and agrees that the Confidential Information he/she obtains or becomes aware of as a result of his/her employment with the Company is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that Executive is required to protect and not disclose such information.
(b)    Executive agrees that he/she shall not disclose any information belonging to third parties, including, without limitation, current, former and/or prospective customers and vendors of the Company that is disclosed to Executive as a representative of the Company under an obligation of confidentiality.
(c)    The restrictions contained in Section 8(a) above will not apply to any information that Executive is required to disclose by law or as requested by a governmental or administrative agency, provided that Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective order or other legal process to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.
(d)    Any trade secrets of the Company will be entitled to all of the protections and benefits under the North Carolina Trade Secrets Protection Act, N.C. Gen. Stat. § 66-152 et seq., and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.
(e)    Executive agrees that, upon the termination of his/her employment for any reason, and immediately upon request of the Company at any time, he/she will promptly return (and shall not delete, destroy or modify) all property, including any originals and all copies of any documents, whether stored on computers or in hard copy, obtained from the Company, or any of its current, former or prospective customers or vendors, whether or not Executive believes it qualifies as Confidential Information. Such property shall include everything obtained during and as a result of Executive’s employment with the Company, other than documents related to Executive’s compensation and benefits, such as pay stubs and benefit statements. In addition, Executive shall also return any phone, facsimile, printer, computer, or other items or equipment provided by the Company to Executive to perform his/her employment responsibilities during his/her employment with the Company. Executive agrees that he/she shall not access or attempt to access the Company’s computer systems after the termination of Executive’s employment with the Company. Executive further agrees that he/she does not have a right of privacy to any

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Communications sent through the Company’s electronic communications systems (including, without limitation, emails, phone calls and voicemail) and that the Company may monitor, retain, and review all such communications in accordance with applicable law.
9.    Non-Solicitation of Customers and Other Business Relations.
During the Restricted Period (as defined below), Executive will not, directly or indirectly, for Executive’s own behalf, nor as an officer, director, stockholder, partner, associate, owner, executive, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity, directly or indirectly:
(a) Solicit, induce, influence or attempt to solicit, induce or influence any Company Customer (as defined below) to (i) cease doing business in whole or in part with the Company, or (ii) do business with any other person or business which is “Competitive with the Company” (as defined below);
(b) Solicit, induce, or attempt to induce any Prospective Customer (as defined below) to (i) not begin doing business with the Company, (ii) cease doing business in whole or in part with the Company, or (iii) do business with any business that is Competitive with the Company; or
(c) Interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any supplier, vendor, distributor, lessor, lessee, or licensor that transacts business with the Company.
(d) “Restricted Period” means during Executive’s employment with the Company and for the period commencing on the Termination Date and ending twelve (12) months after the Termination Date.
(e) “Company Customer” means a person or entity for whom the Company was providing services either at the time of, or at any time within the twelve (12) months preceding, the Termination Date, and for whom Executive carried out or oversaw a material business responsibility during said twelve (12) month period.
(f) “Prospective Customer” means a person or entity (i) that Executive contacted for the purpose of soliciting business on behalf of the Company during the twelve (12) months preceding the Termination Date; or (ii) to which the Company had submitted a bid or proposal for services during the twelve (12) months preceding the Termination Date, and in which bid or proposal Executive was involved in any material respect.
(g) “Competitive with the Company” means an entity in the business of providing contract research organization (CRO) services to pharmaceutical, biotechnology, or biomedical companies.

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10.    Non-Solicitation of Employees; Non-Disparagement.
(a)    During the Restricted Period (as defined above in section 9), Executive will not on Executive’s own behalf, nor as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity, directly or indirectly, solicit or attempt to solicit for hire as an officer, director, employee, agent, consultant or independent contractor, any Company Employee (as defined below). Executive further agrees that Executive will not encourage, entice, induce or suggest that any Company Employee terminate or alter his/her employment or relationship with the Company for the benefit of any person or entity other than the Company.
(b)    The term “Company Employee” means any person who is an employee of or consultant to the Company as of the Termination Date.
(c)    Executive agrees that, upon and following the Termination Date, Executive shall not make to any third party, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about any of the Company, its parent, subsidiaries and other related and affiliated companies, their employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers and contractors acting in any capacity whatsoever, including their respective predecessors, successors and assigns (collectively, the “Company Parties”) and/or about the conduct, operations or financial condition or business practices, policies or procedures of the Company Parties, and Executive will not make or solicit any false or misleading comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of any of the Company Parties; provided, however, nothing in this Section 10(c) is intended to prohibit or restrict in any way any executive of the Company from providing truthful information to any government agency or entity, or any arbitrator or court officer, or to otherwise testify truthfully under oath, as required by law. The Company agrees that, upon and following termination of Executive’s employment with the Company for any reason, its executive officers will not make, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about Executive and/or the conduct, operations or financial condition or business practices, of Executive to any third party, and the Company’s executive officers will not make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of Executive; provided, however, that nothing in this paragraph is intended to prohibit the Company’s executive officers from providing truthful information to any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law. In addition, nothing in this Section 10(c) shall be construed or interpreted to restrict or impede Executive or the Company from participating or cooperating in an investigative proceeding of any federal, state or local government agency.

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11.    Non-Competition.
(a)    During the Restricted Period (as defined above in section 9), within the Restricted Area (as defined below), Executive will not directly or indirectly, for Executive’s own behalf or for any other person or entity provide the Restricted Services (as defined below) for any person or entity that is Competitive with the Company (as defined above).
(b)    The “Restricted Services” means (i) services in which Executive is engaged or employed by or with any other person or business entity in the same or substantially similar capacity as Executive was engaged by the Company at the time of, or in the twelve (12) months preceding, the Termination Date; or (ii) services provided on Executive’s own behalf or for any other person or business entity that are the same or substantially similar to the services Executive provided to the Company at the time of, or in the twelve (12) months preceding, the Termination Date.
(c)    The “Restricted Area” means the following geographical areas: (i) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Executive personally provided material services in-person (not by telephone or internet) on behalf of the Company during the twelve (12) months prior to the termination of Executive’s employment with the Company; (ii) within a 60-mile radius of the location(s) where the Executive had an office during the twelve (12) months prior to the termination of Executive’s employment with the Company; (iii) within a 60 mile radius of Raleigh, North Carolina; and (iv) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which the Company is located or does or did business, during the twelve (12) months prior to the termination of Executive’s employment with the Company.
(d)    Notwithstanding the foregoing, Executive’s ownership, directly or indirectly, of not more than one percent (1%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section 11.
12.    Reasonable Restrictions; Right to Equitable Relief.
Executive acknowledges and agrees that nothing in this Agreement prohibits Executive from obtaining suitable employment and/or earning a livelihood for Executive or Executive’s family. Executive further acknowledges and agrees that the restrictions and covenants set forth above are reasonable in geographic and temporal scope and in all other respects and necessary to protect the Company and its legitimate business interests. Executive understands and agrees that the Company will be irreparably injured by any breach of Sections 8, 9, 10 and/or 11 above and damages would be an inadequate remedy for such breach. Accordingly, Executive acknowledges that, in the event of Executive’s breach or threatened breach of Sections 8, 9, 10, and/or 11 above, the Company shall be entitled to seek a restraining order in addition to preliminary, temporary and permanent injunctive relief or other equitable relief, without the requirement of posting a bond or other security; provided, however, that the seeking or granting

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of any such injunctive relief shall not prejudice the Company’s right to seek monetary damages for any breach of Sections 8, 9, 10 and/or 11 of this Agreement and any damage that it has suffered thereby, including its attorneys’ fees and expenses in seeking to enforce these provisions. Notwithstanding anything else to the contrary herein, in the event of any violation by Executive of Sections 8, 9, 10 or 11 of this Agreement, the Company shall have no obligation thereafter to make any payments of Severance Pay or health insurance reimbursements to Executive pursuant to this Agreement, and/or if paid prior to Executive’s breach of this Agreement, Executive shall be obligated to repay the Company any Severance Pay made by the Company.
13.    Developments.
(a)    If Executive (either alone or with others) makes, conceives, creates, discovers, invents or reduces to practice (herein “Generates” or are “Generated”) any Developments (as defined below), such Developments, and all of his/her rights and interests therein and all of his/her records relating to such Developments, shall be the sole and absolute property of the Company. Executive shall promptly disclose to the Company each such Development and shall deliver to the Company all of his/her records relating to each such Development. Executive hereby assigns to the Company any and all rights (including, but not limited to, any rights under patent law, copyright law and/or other similar laws in any country) that he/she has or may have or may acquire in the Developments, without further compensation. All Developments which are copyrightable works shall be works made for hire.
(b)    “Developments” means any invention, design, development, improvement, process, software program, work of authorship, trademark or technique, whether or not patentable or registrable under copyright or similar statutes, that (i) are Generated while Executive is employed by the Company and relates to or is useful in the actual or planned business of the Company or any of the products or services being developed, manufactured, sold and/or provided by the Company, (ii) result from tasks assigned to Executive by the Company or tasks within Executive’s scope of responsibility, or (iii) result from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company. Executive acknowledges that any Developments Generated during his/her employment, prior to the date of this Agreement, are the sole and absolute property of Company and the terms of this Agreement shall apply to such Developments.
(c)    Executive will, upon the Company’s request, without further compensation but at the Company’s expense, during and after his/her employment, promptly execute specific assignments of title to the Company and take such further acts as requested by the Company to confirm, secure, perfect, protect, enforce and/or transfer the Company’s right, title and interest in and to such Developments. Such acts may include, but are not limited to, Executive’s execution and delivery of documents and instruments and his/her assistance and cooperation in the registration and enforcement of applicable patents, copyrights or other forms of protection or other legal proceedings. If, at any time, Executive’s cooperation is required to enable the Company to secure, perfect, protect, enforce or transfer its right, title or interest in any

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Development and Executive fails to respond within fourteen (14) calendar days to a written request from the Company for action sent by the Company to the last address for Executive maintained by the Company, Executive hereby appoints the Company as his/her attorney, and grants the Company his/her power of attorney to execute in good faith, commercially reasonable applications, releases, assignments, or other documents or agreements reasonably required to secure, perfect, protect, enforce or transfer the Company’s right, title or interest.
(d)    The obligations of Executive under this Section 13 will not apply to the extent such obligations are unenforceable pursuant to the provisions of Section 66-57.1 of the North Carolina General Statutes (as amended from time to time), provided that the obligations of Executive under Section 14 will continue to be binding upon Executive in all other circumstances. Executive will bear the burden of proof in establishing the applicability of such statute to a particular circumstance.
14.    Indemnification.
In addition to any other indemnities provided to Executive by the Company, from and after the Termination Date, the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time, indemnify Executive against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by such section, by reason of the fact that Executive was a director, officer, employee or agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
15.    Cooperation.
During and subsequent to termination of the employment of the Executive, the Executive will cooperate with the Company and furnish any and all information, testimony or affidavits in connection with any matter that arose during the Executive’s employment, that in any way relates to the business or operations of the Company or any of its subsidiary corporations, divisions or affiliates, or of which the Executive may have any knowledge or involvement; and will consult with and provide information to the Company and its representatives concerning such matters. Subsequent to the termination of the employment of the Executive, the parties will undertake reasonable efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged. The Company will compensate Executive for reasonable expenses incurred in connection with such cooperation in accordance with the requirements of its current expense reimbursement policy and, following an initial eight (8) hours, for which he/she will receive no compensation, Executive will be compensated by the Company at an hourly rate equal to his/her last base salary divided by two thousand (2,000) for all hours spent in activities requested by the Company in accordance with this Section 15. If the Company requires the Executive to travel outside the metropolitan area in the United States where the Executive then resides to provide any testimony or otherwise provide any such assistance, then the Company

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will reimburse the Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so provided the Executive submits all documentation required under the Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony, sworn statement or declaration that is not complete and truthful. In addition, nothing in this Section 15 shall be construed or interpreted to restrict or impede the Executive from participating or cooperating in an investigative proceeding of any federal, state or local government agency.
16.    Assignment.
This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company. The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred.
17.    Notice.
Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

INC Research, LLC
Attn: General Counsel
3201 Beechleaf Court, Suite 600
Raleigh, North Carolina 27604
Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.
18.    Governing Law, Forum and Jury Waiver.
This Agreement and all disputes, claims or controversies arising out of or related to this Agreement, shall be governed by the laws of the State of North Carolina without regard for reference to any choice or conflict of law principles of any jurisdiction. The parties agree that any action or proceeding with respect to this Agreement or Executive’s employment with the Company shall be brought exclusively in the state or federal courts in the State of North

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Carolina, and Executive voluntarily submits to the exclusive jurisdiction over Executive’s person by a court of competent jurisdiction located within the State of North Carolina. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the State of North Carolina, and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The parties hereby knowingly and expressly waive their right to a jury trial for any claim relating to his/her/its rights or obligations under this Agreement.
19.    Entire Agreement; Counterparts.
This Agreement contains all the understanding between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings, promises and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof. For purposes of clarification, as applied to Executive, the provisions of this Agreement shall supersede the terms and conditions contained in Schedule C to the 2010 Equity Incentive Plan, Nonqualified Stock Option Award Agreement.
20.    Amendment, Modification or Waiver.
This Agreement may not be changed orally, and no provision of this Agreement may be amended or modified unless such amendment or modification is in writing, signed by Executive and by a duly authorized officer of the Company. No act or failure to act by the Company will waive any right, condition or provision contained herein. Any waiver by the Company must be in writing and signed by a duly authorized officer of the Company to be effective.
21.    Severability.
In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope or subject, it shall be construed by limiting it and reducing it so as to be enforceable to the extent compatible with applicable law as it shall then appear.

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22.    Prior Obligations.
(a)    Executive warrants and represents to the Company that his/her employment by the Company and execution and performance of this Agreement does not conflict with any prior obligations to third parties (including but not limited to any non-competition, non-solicitation, confidentiality, or other obligation), and Executive agrees that he/she will not disclose to the Company any proprietary information of any former or concurrent employer, unless consented to by such employer. Any violation of this Section 22(a) by Executive may result in the immediate termination of his/her employment with the Company.
(b)    Executive warrants and represents to the Company that he/she does not own or control and will not own or control while he/she is employed by the Company, any right, title or interest in any invention, design, development, improvement, process, software program, work of authorship, trademark or technique, whether or not patentable or registrable under copyright or similar statutes, that relates in any manner to, or is useful in, the actual or planned business or products of the Company or relates in any manner to, or is useful in, its actual or anticipated research and development of the Company. If, in contravention of the foregoing, any invention, design, development, improvement, process, software program, work of authorship, trademark or technique exists, Executive grants to the Company a perpetual, paid up, worldwide license to such invention, design, development, improvement, process, software program, work of authorship, trademark or technique.
23.    Debarment/Exclusion.
Executive hereby certifies to the Company that, as provided in Section 306(a) and Section 306(b) of the U.S. Federal Food, Drug and Cosmetic Act ( 21 U.S.C. § 335a(a) and 335a(b)) and/or under any equivalent law within or outside the United States, he/she has not in the past been and/or is not currently (or threatened to be or subject to any pending action, suit, claim investigation or administrative proceeding which could result in him/her being) (i) debarred or (ii) excluded from participation in any federally funded healthcare program or (iii) otherwise subject to any governmental sanction in any jurisdiction (including disqualification from participation in clinical research) that would affect or has affected Executive’s ability to perform his/her obligations under this Agreement or his/her employment or prevent him/her from working for the Company in any capacity in any jurisdiction. Executive hereby confirms that he/she is not on any of the following exclusion lists: (a) Food and Drug Administration Debarment List; (b) General Services Administration Excluded Parties List System; or (c) Office of Inspector General List of Excluded Individuals/Entities. Executive warrants and represents to the Company that he/she will notify the Company immediately if any of the foregoing occurs or is threatened and that the obligation to provide such notice will remain in effect following the termination of his/her employment with the Company for any reason, voluntary or involuntary. Any violation of this section by Executive may result in the termination of his/her employment with the Company. Immediately upon the request of the Company at any time, Executive will certify to the Company in writing his/her compliance with the provisions of this section.

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24.    Miscellaneous.
(a)    All payments and benefits payable to Executive under this Agreement will be subject to appropriate tax withholding and other deductions as to the extent required by applicable law.
(b)    Executive’s and the Company’s obligations hereunder shall continue in full force and effect in the event that Executive’s job title, responsibilities, work location or other conditions of his/her employment with the Company change subsequent to the execution of the Agreement, without the need to execute a new Agreement.
(c)    Executive’s obligations hereunder to the Company shall apply equally to any of the Company’s current and future subsidiaries, affiliates, divisions, successors and assigns for which Executive performs services or about or from which Executive has access to Confidential Information.
(d)    Executive’s obligations hereunder shall survive the termination of his/her employment with the Company for any reason, voluntary or involuntary.
(e)    In the event that Executive breaches any of the provisions of Sections 9, 10 or 11 of this Agreement, to the extent permitted by law, the Restricted Period shall be tolled until such breach has been duly cured, it being the intent of the parties that such period shall be extended by any period of time in which Executive is in violation of such sections.
(f)    Executive agrees to provide a copy of Section 8 through 12 of this Agreement to any subsequent employers or prospective employers during the Restricted Period. Executive specifically authorizes the Company to notify any subsequent employers or prospective employers of Executive of the restrictions on Executive contained in this Agreement and of any concerns the Company may have about actual or possible conduct by Executive that may be in breach of this Agreement Executive agrees to promptly notify the Company of any offers to perform services, any engagements to provide services, and/or actual work of any kind, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever during the Restricted Period. Such notice must be provided prior to the commencement of any such services or work.
(g)    The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

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Intending to be legally bound hereby, Executive has signed this Agreement under seal, as of the date set forth below under his/her signature:

EXECUTIVE Michael Gibertini Print Name /s/ Michael Gibertini Signature Date: 25August 2014	INC RESEARCH, LLC By: /s/ Christopher L. Gaenzle Its: CAO & General Counsel Date: 25 August 2014